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                                                                 EXHIBIT (10)(B)
                            FIRST UNION CORPORATION
                     MANAGEMENT INCENTIVE PLAN, AS AMENDED

   I. PURPOSE
  II. EFFECTIVE DATE
 III. ELIGIBILITY
 IV. PROCEDURE
  V. AWARD PAYMENT
 VI. ADMINISTRATION
 VII. MODIFICATION AND TERMINATION
VIII. NONASSIGNABILITY

Date: April 18, 1995

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                            FIRST UNION CORPORATION
                     MANAGEMENT INCENTIVE PLAN, AS AMENDED
I. PURPOSE:
     Through recognition of both Corporate and individual performance, the Plan is intended to provide significant and sustaining motivation to key Corporate management personnel who are responsible for meeting growth and profit objectives.
II. EFFECTIVE DATE:
     The Plan shall be effective with the fiscal year beginning January 1, 1978, and shall continue for each fiscal year thereafter until terminated.
III. ELIGIBILITY:
     It is the Plan intent that primary participants will be limited to key members of senior management selected by the Human Resources Committee. In addition, management positions may be designated on a periodic basis by the Human Resources Committee.
IV. PROCEDURE:
     The following procedure will be used to determine award payments under the
Plan:
  (A) FUNDING:
     A management incentive pool will be developed on the following basis:
          (Bullet) A contribution to the pool will be made only after a 12% return on common equity, excluding any adjustment for unrealized gains or losses on debt and equity securities pursuant to Statement of Financial Accounting Standards Number 115 (ROE) has been attained for a given fiscal year, based on the net income of First Union Corporation adjusted for unusual items to be determined at the discretion of the Human Resources Committee ("Adjusted Net Income for Pool Purposes").
          (Bullet) The pool contribution would then be made on the basis of the following table:

  ROE
 (BASED
   ON
ADJUSTED
  NET
 INCOME
FOR POOL                  % OF ADJUSTED NET
PURPOSES)*            INCOME FOR POOL PURPOSES*
       %
   12.00                         1.00
   12.50                         1.15
   13.00                         1.30
   13.50                         1.45
   14.00                         1.60
   14.50                         1.75
   15.00                         1.90
   15.50                         2.05
   16.00                         2.20
   16.50                         2.35
   17.00                         2.50

Greater than 17.00%              2.50

          (Bullet) The aforelisted funding requirements are general guidelines that may be adjusted from time to time by the Human Resources Committee of the Board. The Committee may, at its discretion, make incentive payments notwithstanding these guidelines at such time and to such individuals as deemed appropriate based on unforeseen circumstances. In addition, the evaluation of performance under the Plan should take into consideration actions taken in support of the Corporation's long-term growth strategy that may negatively impact the Corporation's single year ROE calculation.
* Each ten basis points increase in ROE between 12% and 17% shall result in a three basis points increase in the corresponding % of Adjusted Net Income for Pool Purposes.
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  (B) (1) INDIVIDUAL AWARDS:
     Participants will receive awards from the management incentive pool on the basis of individual performance as determined by the Human Resources Committee of the Board of Directors.
     (2) INDIVIDUAL PERFORMANCE:
     Performance used as a determinant for individual award grants will be based upon achievement of predetermined goals and objectives and will be supported by the Corporation's formally documented performance evaluation system. The maximum potential award per individual shall be 200% of base salary.
     (3) COVERED OFFICERS:
     Notwithstanding the foregoing, awards may only be granted to such executive officers of First Union Corporation (the "Corporation") and its subsidiaries as the Human Resource Committee may designate in writing as Covered Officers ("Covered Officers"), on the following conditions:
          (Bullet) Prior to April 1, 1994, as to awards for 1994, and prior to January 1 of each year thereafter as to awards for each such year, the Human Resources Committee shall determine the Covered Officers and an ROE performance goal, based on Adjusted Net Income for Award Purposes (as defined below), for 1994 and each year thereafter that will need to be attained by the Corporation in order for awards to be made to the Covered Officers for each such year.
          (Bullet) Each award shall be equal to 100% of the Covered Officer's base salary as of December 31, 1994, as to 1994 awards, and shall be equal to 200% of the Covered Officer's base salary as of December 31 of each year thereafter as to awards for each such year; provided, however, such award may not exceed $3,000,000; and provided, further, the Human Resources Committee, in its discretion, may reduce the amount of any such award at any time before such award is paid to a Covered Officer.
          (Bullet) "Adjusted Net Income for Award Purposes" means the
                   Corporation's annual net income applicable to common stockholders, adjusted to remove the effect of the following:
             (i) items to be disclosed under generally accepted accounting principles, or that would be disclosed absent a materiality concept, in the Corporation's annual income statement as extraordinary gains or losses or as changes in accounting principles;
             (ii) net income or loss attributable to companies acquired in acquisition transactions which are being treated as poolings under generally accepted accounting principles to the extent the income or loss is attributable to periods prior to the consummation date of the transaction; and
            (iii) restructuring charges to be recognized in the Corporation's annual income statement as a result of current and/or pending acquisition transactions.
          (Bullet) In situations where net income applicable to common stockholders is adjusted as a result of pooling transactions noted above, the average equity of the Corporation for the year, against which the Adjusted Net Income for Award Purposes is compared to determine ROE, shall be computed without taking into account the equity of an acquired company for any time periods prior to consummation of the transaction.
     (4) In all cases, the recommended individual awards must be approved by the Human Resources Committee. In addition, the total of all actual awards made will be subject to any governmental wage guidelines which may exist and individual awards will be subject to applicable tax withholdings.
     To the extent contributions to the management incentive pool exceed individual awards made under the Plan, such excess shall be held under the Plan and shall be available to be granted to individuals under the Plan at such time and in such amounts as may be determined in accordance with the provisions of the Plan.
V. AWARD PAYMENT:
     Except as may otherwise be determined by the Human Resources Committee pursuant to the last paragraph of the preceding Article IV, awards made in a given fiscal year will be paid during the first quarter of the year subsequent to the fiscal year on which the award is based or at such other time or times as the Human Resources
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Committee may determine. Participants must be employed as of December 31 to receive a payment during the following year, except in the case of retirement under the First Union Corporation Pension Plan, death, or disability under the First Union Corporation Long-Term Disability Plan. In these cases, the amount would be paid to the individual or beneficiary in the same manner.
     Notwithstanding the foregoing, awards to Covered Officers shall be made on the January 31st following the year for which the awards are being made or at any time thereafter; provided, however, awards may be made prior to such January 31st if such awards are discounted using the applicable short-term federal rate in effect at the time of payment in accordance with Section 1274(d) of the Internal Revenue Code of 1986, as amended (the "Code"); and provided further, however, awards may only be paid to Covered Officers after the Human Resources Committee certifies in writing that the applicable ROE performance goal and any other material conditions precedent to the payment of such awards have been satisfied.
VI. ADMINISTRATION:
     This Plan shall be administered by the Human Resources Committee of the Board of Directors. As indicated previously, all actual awards made under the Plan must be approved by the Human Resources Committee.
VII. MODIFICATION AND TERMINATION:
     The Plan may be terminated at any time by the Board of Directors. This Plan may be amended in whole or in part from time to time by the Human Resources Committee of the Board of Directors, but no amendment shall operate to decrease the awards previously made and due any participant.
     Notwithstanding the foregoing, any amendment that changes the performance goal provided for in Article IV (B) (3), including (i) the class of individuals eligible to receive awards under such Article IV (B) (3), (ii) a description of the business criteria on which the performance goal is based, and (iii) the maximum limitation set forth in such Article IV (B) (3), shall be subject to the approval of the stockholders of First Union Corporation, it being understood that the determination by the Human Resources Committee of varying ROE goals pursuant to such Article IV (B)(3) shall not be deemed to be a change in the material terms of the performance goal.
     Notwithstanding anything to the contrary contained in the Plan, if the amendments to the Plan adopted by the Human Resources Committee on February 15, 1994, and reflected above, are not approved by the stockholders of the Corporation, the Plan shall remain in full force and effect in accordance with the terms and conditions of the Plan in effect prior to the adoption of such amendments; provided, however, in such case no awards may thereafter be made under the Plan to "covered employees" (as such term is defined in Section 162(m) of the Code).
VIII. NONASSIGNABILITY:
     Interests in the Plan may not be transferred or assigned by participants other than by will or the laws of descent and distribution.
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